Exhibit 10.19
AMENDMENT TO
SEVERANCE COMPENSATION AGREEMENT
     This Amendment (this “Amendment”) to the Severance Compensation Agreement by and between Citizens Business Bank (the “Bank”) and Edward J. Biebrich, Jr. (the “Executive”) dated April 1, 2004 (the “Agreement”) is entered into on March 18, 2005 by and between the Bank and the Executive. Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Agreement.
     The parties hereby agree as follows:
     Section 1 of the Agreement is amended and replaced with the following:
1.	Compensation Upon a Change in Control
(a) Payment Amount and Terms. In the event that a Change in Control occurs during the employment of the Executive and
(i) the Executive’s employment is terminated by the Company or the Bank or any successor to the Company or the Bank other than for Cause (as defined herein) within one (1) year of the completion of such Change in Control; or
(ii) the Executive terminates or resigns Executive’s employment for a Good Reason (as defined herein) within one (1) year of the completion of such Change in Control;
the Executive shall receive an amount equal to two times the Executive’s annual base compensation for the last calendar year ended immediately preceding the Change in Control, plus two times the average annual bonus received for the last two calendar years ended immediately preceding the Change in Control. Such amounts, less applicable withholding, employment and payroll taxes (which taxes shall be paid upon termination of Executive’s employment or at the time payments are made hereunder as required by law), shall be paid (without interest or other adjustment) in 180 equal monthly installments on the first day of each month commencing with the first such day that is at least six (6) months after the effective date of the termination of the Executive’s employment and continuing for 179 successive months thereafter. This payment schedule is intended to comply with the requirements of Section 409A of the Internal Revenue Code and shall be interpreted consistent therewith.
(b) Beneficiaries. The Executive may designate in writing (only on a form provided by the Company and delivered by the Executive to the Company before the Executive’s death) primary and contingent beneficiaries to receive the balance of any payments under Section 1(a) that are not made prior to the Executive’s death and the proportions in which such beneficiaries are to receive such payments. The total amount of the balance of such payment shall be paid to such beneficiaries in a single unreduced lump sum payment made within ninety (90) days following the Executive’s death. The Executive may change beneficiary designations from time to time by completing and delivering additional such forms to the Company. The last written beneficiary designation delivered by the Executive to the Company prior to the Executive’s death will control. If the Executive fails to designate a beneficiary in such manner, or if no designated beneficiary survives the Executive, then Executive’s payment balance shall be paid to the Executive’s estate in an unreduced lump sum payment within ninety (90) days following the Executive’s death.
The other provisions of the Agreement shall remain in full force and effect.
This Amendment is executed on and as of the date first set forth above.

CITIZENS BUSINESS BANK
By:	/s/ D. Linn Wiley
	Name:	D. Linn Wiley
	Title:	President and Chief Financial Officer

/s/ Edward J. Biebrich, Jr.
EDWARD J. BIEBRICH, JR.